        Privileged and Confidential

Exhibit 10.5
LONG TERM EQUITY AWARD PLAN
PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), is made, effective as of [date] (hereinafter the “Date of Grant”), between Spectrum Brands Holdings, Inc. (the “Company”), and [name] (the “Participant”).

R E C I T A L S:

WHEREAS, the Company has adopted the Spectrum Brands Holdings, Inc. 2020 Omnibus Equity Plan, as amended from time to time (the “Plan”), pursuant to which awards of Restricted Stock Units may be granted; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that it is in the best interests of the Company and its stockholders to grant to the Participant an award of Restricted Stock Units, subject to performance, as provided herein and subject to the terms set forth herein.

NOW THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.Grant of Restricted Stock Units. The Company hereby grants on the Date of Grant to the Participant a target total of [BASE] Restricted Stock Units (the “Base Award”) and additional Restricted Stock Units (the “Additional Award,” which together with the Base Award shall be the Maximum Award of [MAXIMUM] Restricted Stock Units, all of which shall be defined as the “Award”), on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. Such Restricted Stock Units shall be credited to a separate account maintained for the Participant on the books of the Company (the “Account”). On any given date, the value of each Restricted Stock Unit comprising the Award shall equal the Fair Market Value of one share of Common Stock. The Award shall vest and settle in accordance with Sections 3 and 4 hereof.

2.Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. In the event of a conflict between the Plan and this Agreement, the terms and conditions of the Plan shall govern. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and his legal representative in respect of any questions arising under the Plan or this Agreement.

3.Terms and Conditions for Base Award. The Base Award shall be one hundred percent (100%) unvested on the Date of Grant. Subject to the satisfaction of the terms and conditions of the Plan and this Agreement, and contingent upon the Participant’s continued service to the Company through the Performance Vesting Date (as defined below), the Base Award shall vest and be settled as follows:

(a)Vesting. The Base Award shall be eligible to vest as provided in this Section 3(i) and shall become vested to the extent provided in the tables set forth on Exhibit A attached hereto if, and to the extent that, (A) the Participant remains employed by the Company through the Performance Vesting Date (as defined below) and (B) the Committee certifies that for the period commencing on [date] and ending on [date] (the “Performance Period”) the Company has achieved or exceeded the threshold “Adjusted EBITDA Target,” the “Adjusted Free Cash Flow Target,” and the “Adjusted Return on Average Equity Target” (each as defined in Exhibit A, and collectively referred to herein as the “Targets”) necessary for any portion of the Base Award to vest. The “Performance Vesting Date” shall be the date established by the Company upon which the Performance Award (as defined below) is delivered to the Participant, which date shall be [date] and as soon as practical following the determination by the Committee as to the achievement of the Targets during the Performance Period. The portion, if any, of the Base Award that shall vest as of the Performance Vesting Date (the “Performance Award”) shall range from zero to one hundred percent (100%) of the Base Award based on the extent to which any or all of the Targets are achieved, as determined in accordance with the methodology set out on Exhibit A.

(b)Settlement of Performance Award. The Company shall settle the Performance Award on the Performance Vesting Date, and shall therefore issue (in book-entry form) in the name of the Participant one share of Common Stock (each, an “RSU Share”) for each such vested Restricted Stock Unit comprising the Performance Award, with any fractional shares rounded to the nearest whole share (and, upon such settlement, those Restricted Stock Units shall cease to be credited to the Account).

(c)Adjustment of Targets. The Committee shall have the right, to adjust or modify the calculation of the Targets as permitted under the Plan and as provided in this Agreement.

(d)Forfeiture of Portion of Unvested Award on Performance Vesting Date. Upon the Performance Vesting Date, the portion, if any, of the Base Award that has not then vested shall be irrevocably forfeited without consideration. If, on the Performance Vesting Date, the Committee has certified that no portion of the Base Award has become vested, the Base Award shall automatically terminate in full and all Restricted Stock Units comprising the Base Award credited to the Participant’s Account shall on that date be forfeited without consideration to the Participant.

4.Terms and Conditions for Additional Award. The Additional Award shall be one hundred percent (100%) unvested on the Date of Grant and if on the Performance Vesting Date, the Committee has certified that no portion of the Base Award has become vested, the Additional Award shall automatically terminate in full and all Restricted Stock Units comprising the Additional Award credited to the Participant’s Account shall be forfeited without consideration to the Participant. Except as otherwise provided in the Plan and this Agreement, and contingent upon the Participant’s continued service to the Company through the applicable date of vesting and settlement of the Additional Award, the Additional Award shall vest and be settled as follows:

(a)Additional Award Vesting. The Additional Award shall be eligible to vest as provided in this Section 4(i) and shall become vested to the extent provided in the tables set forth on Exhibit A attached hereto. The portion, if any, of the Additional Award that shall vest shall range from zero to one hundred percent (100%) of the Additional Award based on the extent to which any or all of the Additional Award Targets are achieved, as determined in accordance with the methodology set out on Exhibit A.

(b)The Company shall settle the Additional Award on the Performance Vesting Date and shall therefore issue (in book-entry form) in the name of the Participant one RSU Share for each such Restricted Stock Unit comprising the Additional Award with any fractional shares rounded to the nearest whole share (and, upon such settlement, those Restricted Stock Units shall cease to be credited to the Account).

(c)The Committee shall have the right to adjust or modify the calculation of the Targets as permitted under the Plan.

(d)Forfeiture of Portion of Unvested Additional Award on Performance Vesting Date. Upon the Performance Vesting Date, the portion, if any, of the Additional Award that has not then vested shall be irrevocably forfeited without consideration. If on the Additional Vesting Date, the Committee has certified that no portion of the Additional Award has become vested, the Additional Award shall automatically terminate in full and all Restricted Stock comprising the Additional Award credited to the Participant’s Account shall on that date be forfeited without consideration to the Participant.

5.Effect of Termination of Employment on Awards.

(a)Except as set forth in the Plan or this Agreement if the Participant’s employment with the Company terminates prior to the Performance Vesting Date for any reason, the Award and all Restricted Stock Units credited to the Participant’s Account comprising the Award shall be forfeited without consideration to the Participant on the date of the employment termination.

(b)Notwithstanding anything else to the contrary in this Agreement or the Plan, to the extent that the Participant’s employment agreement or severance agreement with the Company or an Affiliate contains more favorable treatment upon termination, then the terms of such agreement shall govern.

6.Miscellaneous.

(a)Dividend Equivalents. If on any date dividends are paid on shares of Common Stock, then the Participant’s Account shall be credited with dividend equivalent payments either in cash or, at the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends, which accumulated dividend equivalents shall be payable and forfeited at the same time as the underlying Restricted Stock Units are settled or forfeited, and, if Restricted Stock Units are forfeited, the Participant shall have no right to any dividend equivalent payments relating thereto.

(b)Taxes and Withholding. Upon the settlement of any portion of the Award, the Participant shall be required to pay to the Company, and the Company shall have the right and is hereby authorized to withhold from any cash, RSU Shares, other securities or other property deliverable under the Restricted Stock Units or from any compensation or other amounts owing to the Participant, the amount (in cash, RSU Shares, other securities or other property) of any required withholding taxes in respect of the settlement of Restricted Stock Units, and to take such other action as may be necessary in the sole discretion of the Committee to satisfy all obligations for the payment of such withholding taxes. The withholding of RSU Shares shall only be permitted to the extent authorized by the Committee, and the management shall not be authorized to disallow the withholding of such RSU Shares to satisfy tax withholding. In addition, the Committee may, in its sole discretion, permit the Participant to satisfy, in whole or in part, the foregoing withholding liability by (A) the delivery of shares of Common Stock (which are not subject to any pledge or other security interest and which would not result in adverse accounting to the Company) owned by the Participant having a Fair Market Value equal to such withholding liability or (B) having the Company withhold from the number of RSU Shares otherwise issuable or deliverable pursuant to the settlement of the Restricted Stock Units a number of shares with a Fair Market Value equal to such withholding liability (but no more than the maximum statutory withholding liability). The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company has the right to deduct any such withholding taxes from any payment of any kind otherwise due to Participant.

(c)Transfer Restrictions; Holding Requirement. The Award granted hereunder may not be sold, pledged or otherwise transferred (other than by will or the laws of descent and distribution) and may not be subject to lien, garnishment, attachment or other legal process. The Participant acknowledges and agrees that, with respect to each Restricted Stock Unit credited to his Account, the Participant has no voting rights with respect to the Company unless and until each such Restricted Stock Unit is settled in RSU Shares pursuant to Section 3 or 4 hereof. From and after date such Restricted Stock Units are settled in RSU Shares, the Participant agrees to hold (and shall not sell, pledge or otherwise transfer (other than by will or the laws of descent and distribution)) at least 50%, or such other amount as required by the Company, of the net RSU Shares for a period of one year after such Restricted Stock Units vest and are settled in RSU Shares (after taking into account the sale or withholding of any RSU Shares to the extent necessary (as determined by the Company) to cover taxes on compensation attributable to such RSU Shares).

(d)Rights as a Stockholder. Upon and following the Performance Vesting Date, the Participant shall be the record owner of the RSU Shares settled upon such date unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a common stockholder of the Company, including, without limitation, voting rights, if any, with respect to the RSU Shares. Prior to the Performance Vesting Date, the Participant shall not be deemed for any purpose to be the owner of shares of Common Stock underlying the Restricted Stock Units.

(e)General Assets. All amounts credited to the Account under this Agreement shall continue for all purposes to be part of the general assets of the Company, the Participant’s interest in the Account shall make the Participant only a general, unsecured creditor of the Company.

(f)Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be sent by registered or certified first-class mail, return receipt requested, nationally recognized courier service or personal delivery:

if to the Company:

3001 Deming Way
Middleton, WI 53562 Attention: General Counsel
with a separate copy to:

3001 Deming Way
Middleton, WI 53562
Attention: Chief Financial Officer if to the Participant:
At the Participant’s last known address on file with the Company.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

(g)Clawback/Forfeiture. The Committee may in its sole discretion cancel all or any portion of the Award if the Participant, without the consent of the Company, while employed by or providing services to the Company or any Affiliate or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise has engaged in or engages in activity that is in conflict with or adverse to the interests of the Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion. If the Participant otherwise has engaged in or engages in any activity referred to in the preceding sentence, the Participant will forfeit any gain realized on the vesting or settlement of such Award, and must promptly repay the gain to the Company, upon 30 days prior written demand by the Committee. In addition, if the Participant receives any amount in excess of what the Participant should have received under the Award for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), then the Participant shall be required to repay any such excess amount to the Company upon 30 days prior written demand by the Committee. To the extent required by applicable law (including without limitation Section 304 of the Sarbanes Oxley Act and Section 954 of the Dodd Frank Act), the Award shall be subject to any required clawback, forfeiture or similar requirement.

(h)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(i)No Rights to Service. Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained in any position, as an employee, consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the rights of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever. References in this Agreement to “continued service or employment with the Company” or “employment with the Company” and phrases of similar import shall mean employment or service with the Company or its Affiliates; provided that if any such Affiliate is disposed of (whether through an asset sale, stock sale, merger or otherwise) and such former Affiliate is no longer owned or controlled by the Company, then for all purposes under this Agreement, continued service or employment shall be deemed to end as of the date of the consummation of such disposition and the Participant’s employment shall be deemed to terminate as of the date of such disposition and if such deemed termination is prior to the Performance Vesting Date then the Participant’s Award and all Restricted Stock Units under this Agreement shall be forfeited without consideration on the date of such deemed termination.

(j)Bound by Plan. By accepting this Award, the Participant acknowledges that the Participant has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

(k)Beneficiary. The Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

(l)Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(m)Section 409A. It is intended that this Award be exempt from or comply with Section 409A of the Code and this Agreement shall be interpreted consistent therewith. This Award is subject to Section 15(t) of the Plan.

(n)Electronic Delivery. By accepting this Award, the Participant hereby consents to the electronic delivery of prospectuses, annual reports and other information required to be delivered by Securities and Exchange Commission rules. This consent may be revoked in writing by the Participant at any time upon three business days’ notice to the Company, in which case subsequent required prospectuses, annual reports and other information will be delivered in hard copy to the Participant.

(o)Securities Laws. The Participant agrees that the obligation of the Company to issue RSU Shares shall also be subject, as conditions precedent, to compliance with applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, state securities or corporation laws, rules and regulations under any of the foregoing and applicable requirements of any securities exchange upon which the Company’s securities shall be listed.

(p)Entire Agreement. This Agreement, and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior agreements, communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto.

(q)Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law thereof, or principals of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware; provided, however, that the governing law shall be California for any Participant who primarily resides and works in California.
(r)Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

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IN WITNESS WHEREOF, this Agreement has been executed as of the first date above.

SPECTRUM BRANDS HOLDINGS, INC.

Ehsan Zargar
Executive Vice President, General Counsel & Corporate Secretary

PARTICIPANT

[Participant]

EXHIBIT A

The Adjusted EBITDA Target is $[ ] million dollars, Adjusted Free Cash Flow Target is $[ ] million dollars, and the Adjusted Return on Average Equity Target is [ ]%, in each case for the cumulative three fiscal years commencing on [ ] and ending [ ] (the “Performance Period”). For the avoidance of doubt, the Targets are subject to adjustment by the Compensation Committee as provided in the definitions below.

“Adjusted EBITDA” shall mean net earnings before interest, taxes, depreciation and amortization and excluding restructuring, acquisition and integration charges, gain or loss on sale of one or more segments and other one-time charges. The result of the formula in the preceding sentence shall then be adjusted by the Compensation Committee in good faith, after consultation with the Chief Executive Officer, so as to negate the effects of any dispositions; provided, however that Adjusted EBITDA resulting from businesses or products lines acquired (in Board approved transactions) during the Performance Period will, to the extent reasonably and in good faith determined by the Compensation Committee to be appropriate (after consultation with the Chief Executive Officer), be included in the calculation from the date of acquisition.

“Adjusted Free Cash Flow” shall mean Adjusted EBITDA plus or minus changes in current and long term assets and liabilities, less cash payments for taxes, restructuring, interest and capital expenditures. Any reductions in Adjusted Free Cash Flow resulting from transaction costs or financing fees incurred in connection with any Board approved acquisition or refinancing (in each case during the Performance Period) will be added back to Adjusted Free Cash Flow, subject to the approval of the Compensation Committee reasonably and in good faith, after consultation with the Chief Executive Officer. The result of the formula in the preceding sentences shall then be adjusted by the Compensation Committee reasonably and in good faith, after consultation with the Chief Executive Officer, so as to negate the effects of any dispositions; provided, however that Adjusted Free Cash Flow resulting from businesses or products lines acquired (in Board approved transactions) during the Performance Period will, to the extent reasonably and in good faith determined by the Compensation Committee to be appropriate (after consultation with the Chief Executive Officer), be included in the calculation from the date of acquisition.

“Adjusted Return on Average Equity” shall mean the three (3) year cumulative Adjusted Net Income (Adjusted EBITDA less interest, taxes, depreciation and amortization) divided by the sum of fiscal [ ], [ ], and [ ] average total equity excluding gain or loss on sale of one or more segments. The result of the formula in the preceding sentence shall then be adjusted by the Compensation Committee in good faith, after consultation with the Chief Executive Officer, so as to negate the effects of any dispositions; provided, however that Adjusted Return on Average Equity resulting from businesses or products lines acquired (in Board approved transactions) during the Performance Period will, to the extent reasonably and in good faith determined by the Compensation Committee to be appropriate (after consultation with the Chief Executive Officer), be included in the calculation from the date of acquisition.

Base Award

Adjusted EBITDA Target Attained	Percentage of Base Award Vesting on Performance Vesting Date
0%
8.33%
16.66%
25.00%
33.33%

If, for the Performance Period, Adjusted EBITDA is greater than $[ ] Million but less than $[ ] Million, the percentage of the Base Award that shall vest on the Performance Vesting Date shall be between 0% and 33.33%, using straight line interpolation.

Adjusted Free Cash Flow Target Attained	Percentage of Base Award Vesting on Performance Vesting Date
0%
8.33%
16.66%
25.00%
33.33%

If, for the Performance Period, Adjusted Free Cash Flow is greater than $[ ] Million but less than $[ ] Million, the percentage of the Base Award that shall vest on the Performance Vesting Date shall be between 0% and 33.33%, using straight line interpolation.

Adjusted Return on Average Equity Target Attained	Percentage of Base Award Vesting on Performance Vesting Date
0%
8.33%
16.66%
25.00%
33.33%

If, for the Performance Period, Adjusted Return on Average Equity is greater than 13.5% but less than 14.8%, the percentage of the Base Award that shall vest on the Performance Vesting Date shall be between 0% and 33.33%, using straight line interpolation.

Additional Award

		Maximum % of Additional Award
Adjusted EBITDA Target Attained	Greater than $[ ]	33.33%
Adjusted Free Cash Flow Attained	Greater than $[ ]	33.33%
Adjusted Return on Average Equity Attained	Greater than [ ]%	33.33%

If Adjusted EBITDA for the Performance Period is more than $[ ] Million but less than or equal to $[ ] Million, then the percentage of the Additional Award that shall vest on the Performance Vesting Date shall be between 0% and 33.33%, determined by the Committee using straight line interpolation. If Adjusted EBITDA is more than $[ ] Million for the Performance Period, the percentage of the Additional Award shall be 33.33%.

If Adjusted Free Cash Flow for the Performance Period is more than $[ ] Million but less than or equal to $[ ] Million, then the percentage of the Additional Award that shall vest on the Performance Vesting Date shall be between 0% and 33.33%, determined by the Committee using straight line interpolation. If Adjusted Free Cash Flow is more than $[ ]Million for the Performance Period, the percentage of the Additional Award shall be 33.33%.

If Adjusted Return on Average Equity for the Performance Period is more than [ ]% but less than or equal to [ ]%, then the percentage of the Additional Award that shall vest on the

Performance Vesting Date shall be between 0% and 33.33%, determined by the Committee using straight line interpolation. If Adjusted Return on Average Equity is more than [ ]% for the Performance Period, the percentage of the Additional Award shall be 33.33%.

For the avoidance of doubt, the Adjusted EBITDA, the Adjusted Free Cash Flow, and the Adjusted Return on Average Equity portions of the Additional Award may be earned independently up to 33.33% for each target and 100% of the Additional Award if all three targets are achieved at the maximum.